Pursuant to Rule 424(b)(3)
                                               File No. 333-01101


           SECOND PROSPECTUS SUPPLEMENT TO PROSPECTUS
                      DATED MARCH 18, 1996




                   PHP HEALTHCARE CORPORATION


         $69,000,000 Principal Amount of 6-1/2% Convertible
                Subordinated Debentures Due 2002
           (Interest payable June 15 and December 15)


                3,499,937 Shares of Common Stock



                      --------------------


     The Prospectus dated March 18, 1996, is hereby supplemented as follows to restate, in its entirety, the "Selling
Securityholders" section beginning on page 22 of the Prospectus:





                     SELLING SECURITYHOLDERS



     The following table sets forth certain information as of October 23, 1996 (except as otherwise indicated) as to the security ownership of the Selling Securityholders. Except as set forth below, none of the Selling Securityholders has had a material relationship with the Company or any of its predecessors or affiliates within the past three years.



                                                                       Shares
                                                                         of
                                                                       Common
                      Principal Amount                                  Stock
                            of           Principal   Shares of Common  Underlying
                        Debentures       Amount of         Stock       Debentures
                       Beneficially      Debentures    Beneficially     Being
                          Owned          that              Owned       Sold and
                                         May be                       Additional
      Name          Amount ($)  Percent  Sold($)    Number   Percent    Shares
      ____          __________  _______  __________ ______   _______   ________
General Motors      10,000,000  14.49    10,000,000 366,972   3.24      366,972
Employees Domestic
Group Trust

Forest Fulcrum Fund  6,300,000   9.13     6,300,000 231,193   2.06      231,193
LP

Lincoln National     3,990,000   5.78     3,990,000 146,422   1.32      146,422
Life Insurance

JMG Convertible      3,615,000   5.24     3,615,000 132,661   1.19      132,661
Investments, L.P.

Forest Fulcrum Fund  3,400,000   4.93     3,400,000 124,771   1.12      124,771
Ltd.

Alpine Associates    2,695,000   3.91     2,695,000  98,899     *        98,899


Allstate Insurance   2,000,000   2.90     2,000,000  73,394     *        73,394
Company

BZW Securities LTD   2,000,000   2.90     2,000,000  73,394     *        73,394


Commonwealth Life    2,000,000   2.90     2,000,000  73,394     *        73,394
Insurance Co. Stock
TRAC (Teamsters 1)

Pacific Horizon      1,500,000   2.17     1,500,000  55,046     *        55,046
Capital Income Fund

Continental          1,400,000   2.03     1,400,000  51,376     *        51,376
Assurance Company

Lincoln National     1,390,000   2.01     1,390,000  51,009     *        51,009
Convertible
Securities Fund

Offshore             1,100,000   1.59     1,100,000  40,367     *        40,367
Strategies, Ltd.

Forum Capital        1,000,000   1.45     1,000,000  36,697     *        36,697
Markets LP

Furman Selz, LLC     1,000,000   1.45     1,000,000  36,697     *        36,697


Smith Barney & Co      875,000   1.30       875,000  32,110     *        32,110

Templeton Global       800,000   1.16       800,000  29,537     *        29,537
Hedged Convert Ltd.

McMahan Securities     750,000   1.09       750,000  27,523     *        27,523
Co. L.P.

Societe Generale       500,000    *         500,000  18,349     *        18,349
Bonafide Arbitrage

31 West Fund L.P.      500,000    *         500,000  18,348     *        18,348

Templeton Global       450,000    *         450,000  16,513     *        16,513
Hedged Convert L.P.


                                    - 2 -

                                                                       Shares
                                                                         of
                                                                       Common
                      Principal Amount                                  Stock
                            of           Principal   Shares of Common  Underlying
                        Debentures       Amount of         Stock       Debentures
                       Beneficially      Debentures    Beneficially     Being
                          Owned          that              Owned       Sold and
                                         May be                       Additional
      Name          Amount ($)  Percent  Sold($)    Number   Percent    Shares
      ____          __________  _______  __________ ______   _______   ________
Harris Trust &         300,000    *         300,000  11,009     *        11,009
Savings Bank,
Trustee for the
Harris Trust and
Savings Bank Trust
for Collective
Investment of
Employee Benefit
Accounts --
Convertible Fund

Magus Int'l Limited    300,000    *         300,000  11,009     *        11,009

Weirton Convertible    280,000    *         280,000  10,275     *        10,275

Oregon Equity Fund     265,000    *         265,000   9,725     *         9,725

Laterman & Co.         250,000    *         250,000   9,174     *         9,174

Laterman Strategies    250,000    *         250,000   9,174     *         9,174
90's L.P.

SAIF Corporation       200,000    *         200,000   7,339     *         7,339

Bank of America        150,000    *         150,000   5,504     *         5,504
Convertible
Securities Fund

Firebird Overseas,     150,000    *         150,000   5,504     *         5,504
Ltd.

State of Delaware       90,000    *          90,000   3,303     *         3,303
Retirement

ICI American            40,000    *          40,000   1,468     *         1,468
Holdings Pension

Zeneca Holdings         40,000    *          40,000   1,468     *         1,468
Pension

WAFRA Discretionary     40,000    *          40,000   1,468     *         1,468

Other Selling       19,380,000 28.09     19,300,000 711,193   6.08      711,193
Securityholders (1)

                                     - 3 -


                                                                       Shares
                                                                         of
                                                                       Common
                      Principal Amount                                  Stock
                            of           Principal   Shares of Common  Underlying
                        Debentures       Amount of         Stock       Debentures
                       Beneficially      Debentures    Beneficially     Being
                          Owned          that              Owned       Sold and
                                         May be                       Additional
      Name          Amount ($)  Percent  Sold($)    Number   Percent    Shares
      ____          __________  _______  __________ ________ _______   ________
Shamrock Group         --       --        --        1,095,536  9.54    755,717
(2)(3)                                              (4)                (5)
  Charles P.
  Reilly; Michael
  E. Gallagher;
  Shamrock
  Investments

Charles P. Reilly      --       --        --          528,406  4.68    313,945
(2)(6)                                                (7)(8)           (8)

Michael E.             --       --        --          338,457  3.03    235,599
Gallagher (2)(9)                                      (10)(11)         (11)

Shamrock               --       --        --          228,673  2.07    206,173
Investments (2)                                       (12)(13)         (13)

John P. Cole           --       --        --          338,000  3.05    200,000
(2)(14)                                               (15)(16)         (16)

Jonathan J. Spees      --       --        --            8,110    *       8,110
(2)(17)


     *    Less than 1%

     (1) Information regarding these persons or entities will be added by further supplement to this Prospectus.

     (2)  Information is as of October 23, 1996.

     (3) Shamrock Investments, Charles P. Reilly and Michael E. Gallagher constitute a group (the "Shamrock Group") within the meaning of Section 13(d)(3) of the Exchange Act of 1934, as amended (the "1934 Act") and have jointly filed a Schedule 13D with the Securities and Exchange Commission. For additional information regarding the relationship between members of the Shamrock Group and the Company, see Item 13 ("Certain Transactions and Business Relationships") of the Company's Annual Report on Form 10-K/A for the fiscal year ended April 30, 1995, which is incorporated herein by reference.

     (4) Includes 200,000 shares owned by Shamrock Investments, 236,847 shares owned by Mr. Reilly, 172,220 shares owned by Mr. Gallagher, 22,500 shares which Shamrock Investments could acquire upon the exercise of options granted by the Company, 231,596 shares which Mr. Reilly could acquire upon the exercise of options granted by the Company, 121,262 shares which Mr. Gallagher could acquire upon the exercise of options granted by the Company, 59,963 shares which Mr. Reilly could acquire upon conversion of a promissory note of the Company, 6,173 shares which Mr. Reilly could acquire upon conversion of a promissory note of the Company issued to Shamrock Investments, and 44,975 shares which Mr. Gallagher could acquire upon conversion of a promissory note of the Company.

     (5) Includes 313,945 shares beneficially owned by Mr. Reilly (see note 8 below), 235,599 shares beneficially owned by Mr. Gallagher (see note 11 below) and 206,173 shares beneficially owned by Shamrock Investments (see note 12 below).

     (6) Mr. Reilly joined the Company as a Director in 1991. He is the managing general partner of Shamrock Investments. From August 1994 to August 1995, Mr. Reilly was an employee of the Company, serving as chairman of the Company's Executive Council.

     (7) Includes 236,847 shares owned by Mr. Reilly, 231,596 shares issuable upon the exercise of stock options granted to Mr. Reilly, and 59,963 shares issuable upon the conversion of convertible notes issued to Mr. Reilly in connection with the merger of Paragon Ambulatory Surgery, Inc. into the Company (the "Paragon Merger"). Excludes 6,173 shares which Mr. Reilly could acquire upon conversion of a promissory note of the Company issued to Shamrock Investments (see note 4 above). Excludes 228,673 shares held by Shamrock Investments, deemed to be beneficially owned by Mr. Reilly by virtue of his holding in Shamrock Investments.

     (8) Includes 7,319 shares issued to Mr. Reilly as a Director; 207,074 shares issued to Mr. Reilly and 59,963 shares issuable upon the conversion of convertible notes issued to Mr. Reilly in connection with the merger of Paragon Ambulatory Surgery, Inc. into the Company (the "Paragon Merger"); and 24,454 shares issued to Mr. Reilly and 24,454 shares issuable upon the exercise of stock options granted to Mr. Reilly in connection with the merger of J.P. Cole & Associates, Inc. into the Company (the "Cole Merger"). Of the shares and options issued to Mr. Reilly in connection with the Cole Merger, 15,162 shares are held in escrow subject to forfeiture unless certain performance conditions are met, and 15,162 options will become exercisable only if certain performance conditions are met by December 30, 1996 or a change of control of the Company occurs prior to that date.

     (9) Mr. Gallagher is a general partner of Shamrock Investments. From August 1994 to August 1995, Mr. Gallagher was employed by the Company as a member of its Executive Council. He previously served as Chief Executive Officer of Paragon Ambulatory Surgery, Inc., which was merged into the Company on September 29, 1994.

     (10) Includes 102,858 shares issuable upon the exercise of stock options granted to Mr. Gallagher in connection with his employment agreement.

     (11) Includes 153,816 shares to Mr. Gallagher and 44,975 shares issuable upon the conversion of convertible notes issued to Mr. Gallagher in connection with the Paragon Merger. Also includes 18,404 shares issued to Mr. Gallagher and 18,404 shares issuable upon the exercise of stock options granted to Mr. Gallagher in connection with the Cole Merger. Of the shares and options issued to Mr. Gallagher in connection with the Cole Merger, 11,410 shares are held in escrow subject to forfeiture unless certain performance conditions are met, and 11,410 options will become exercisable only if certain performance conditions are met by December 30, 1996 or a change of control of the Company occurs prior to that date.

     (12) Includes 22,500 shares issuable upon the exercise of stock options granted to Shamrock Investments.

     (13) Includes 6,173 shares issuable upon conversion of convertible promissory notes held by Shamrock Investments. Also includes 200,000 shares issued to Shamrock Investments pursuant to the Stock Purchase Agreement, dated as of September 29, 1994, by and between the Company and Shamrock Investments.

     (14) Mr. Cole joined the Company in 1993. On September 29, 1994, Mr. Cole entered into an employment agreement with the Company pursuant to which he serves as an Executive Vice President of the Company and heads the marketing of the Company's commercial products and services. He previously served as President of J.P. Cole and Associates, Inc., a health care marketing firm, which was merged into PHP Family Healthcare Corporation, a wholly-owned subsidiary of the Company, on October 3, 1994.

     (15) Includes 68,000 shares which Mr. Cole presently could acquire upon exercise of options granted by the Company in connection with his employment agreement. Also includes 84,000 shares held by Mr. Cole's spouse, and 74,000 shares held jointly by Mr. Cole and his spouse.

     (16) Includes 100,000 shares issued to Mr. Cole and 100,000 shares issuable upon the exercise of stock options granted to Mr. Cole in connection with the Cole Merger. Of the shares and options issued to Mr. Cole in connection with the Cole Merger, 62,000 shares are held in escrow subject to forfeiture unless certain performance conditions are met, and 62,000 options will become exercisable only if certain performance conditions are met by December 30, 1996 or a change of control of the Company occurs prior to that date.

     (17) Mr. Spees has been an employee of Shamrock Investments for each of the last three years.

     The preceding table has been prepared based upon information furnished to the Company by The Depository Trust Company ("DTC"), by IBJ Schroder Bank & Trust Company, the trustee under the Indenture, and by or on behalf of the Selling Securityholders.

     Information concerning the Selling Securityholders may change from time to time and will be set forth in Supplements to this Prospectus. As of the date of this Prospectus, the aggregate principal amount of Debentures outstanding is $69,000,000.

     Because the Selling Securityholders may offer all or some of the Debentures and shares of the Common Stock issued upon conversion thereof pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Debentures or shares of the Common Stock that will be held by the Selling Securityholders after of this offering, no estimate can be given as to the principal amount of Debentures or shares of the Common Stock that will be held by the Selling Securityholders after completion of this offering. See "Plan of Distribution."

                      ____________________

   The date of this Prospectus Supplement is October 30, 1996